                                  UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement          [ ]  Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-12

                             Chase Industries Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

   [X]  No fee required.
   [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   (1)  Title of each class of securities to which transaction applies:

        -----------------------------------------------------------------------

   (2)  Aggregate number of securities to which transaction applies:

        -----------------------------------------------------------------------

   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        -----------------------------------------------------------------------

   (4)  Proposed maximum aggregate value of transaction:

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   (5)  Total fee paid:

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   [ ]  Fee paid previously with preliminary materials.
   [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   (1)  Amount Previously Paid:

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   (2)  Form, Schedule or Registration Statement No.:

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   (3)  Filing Party:

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   (4)  Date Filed:

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

                             CHASE INDUSTRIES INC.

                             ---------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 2, 2001

     The Annual Meeting of Stockholders of Chase Industries Inc. (the "Company") will be held at the offices of Fulbright & Jaworski L.L.P., 666 5th Avenue, 31st Floor, Room GH, New York, New York, on May 2, 2001, at 10:00 a.m. for the following purposes:

          1. To elect seven (7) directors of the Company, each to serve until the 2002 annual meeting of stockholders of the Company or until his successor is elected and qualified;

          2. To ratify the appointment of PricewaterhouseCoopers LLP as the independent accountants for the Company for the year ending December 31, 2001; and

          3. To consider and transact such other business as may properly come before the meeting or any adjournment thereof.

     A copy of the Proxy Statement in which the foregoing matters are described in more detail accompanies this Notice of Annual Meeting of Stockholders.

     The transfer books of the Company will not be closed, but only stockholders of record at the close of business on March 31, 2001, are entitled to notice of and to vote at the meeting or any adjournment thereof. A complete list of these stockholders will be available for examination at the Company's offices during normal business hours for ten days before the meeting.

     Please sign, date and return your proxy in the enclosed return envelope as promptly as possible. You may revoke your proxy at any time before the shares to which it relates are voted at the meeting.

                                            By Order of the Board of Directors,

                                            /S/MICHAEL T. SEGRAVES
                                            MICHAEL T. SEGRAVES
                                            Secretary

April 6, 2001

                             ---------------------

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE ANNUAL MEETING OF STOCKHOLDERS OF THE COMPANY IN ORDER THAT THE PRESENCE OF A QUORUM MAY BE ASSURED. WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE MEETING, PLEASE COMPLETE AND SIGN THE ACCOMPANYING FORM OF PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

                             CHASE INDUSTRIES INC.
                             14212 COUNTY ROAD M-50
                             MONTPELIER, OHIO 43543

                             ---------------------

                                PROXY STATEMENT

                             ---------------------

            ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 2, 2001

                             ---------------------

    SOLICITATION OF PROXIES BY THE BOARD OF DIRECTORS AND REVOCATION THEREOF

     The accompanying Proxy is solicited by the Board of Directors of Chase Industries Inc. (the "Company") for use at the Annual Meeting of Stockholders of the Company to be held at the offices of Fulbright & Jaworski L.L.P., 666 5th Avenue, 31st Floor, Room GH, New York, New York, on May 2, 2001, at 10:00 a.m., or any adjournment thereof (the "Annual Meeting"). The approximate date on which this Proxy Statement and accompanying Proxy are first being sent to stockholders is April 9, 2001.

     The common stock of the Company, par value $.01 per share ("Common Stock"), can be voted at the Annual Meeting only if the holder is present or represented by proxy at the Annual Meeting. A stockholder executing and returning the Proxy may revoke it at any time before it is exercised by giving written notice of the revocation to the Secretary of the Company or by executing and delivering to the Company a later-dated Proxy. Attendance at the Annual Meeting will not be effective to revoke the Proxy unless written notice of revocation also has been delivered to the Secretary of the Company before the Proxy is exercised.

     The record date for the stockholders entitled to notice of and to vote at the Annual Meeting is March 31, 2001 (the "Record Date").

                               QUORUM AND VOTING

     The only class of outstanding voting securities of the Company is Common Stock. As of the Record Date, there were 9,147,477 shares of Common Stock outstanding and entitled to vote at the Annual Meeting and 6,150,118 shares of nonvoting common stock, par value $.01 per share ("Nonvoting Common Stock"), outstanding. Each share of Nonvoting Common Stock is convertible into one share of Common Stock at the option of the holder thereof to the extent the conversion does not result in such holder or its affiliates, directly or indirectly, owning or controlling a greater number of securities of any kind issued by the Company than such holder and its affiliates are permitted to own or control under the Small Business Investment Act of 1958, the Bank Holding Company Act of 1956, and the regulations promulgated thereunder.

     Holders of Common Stock of record at the close of business on the Record Date are entitled to one vote for each share held on all matters submitted to a vote of stockholders at the Annual Meeting or any adjournment thereof. Shares of Common Stock issued upon the conversion of any Nonvoting Common Stock after the Record Date will not be entitled to be voted at the Annual Meeting or any adjournment thereof. The holders of shares of Common Stock do not have cumulative voting rights.

     The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock entitled to vote is necessary to constitute a quorum at the Annual Meeting. If a quorum is not present (either in person or by proxy), the stockholders entitled to vote who are present in person or by proxy have the power to adjourn the Annual Meeting from time to time without notice, other than an announcement at the Annual Meeting, until a quorum is present. At any adjourned Annual Meeting at which a quorum is present in person or by proxy, any business may be transacted that might have been transacted at the Annual Meeting as originally notified.

     Votes cast by proxy or in person at the Annual Meeting will be tabulated by an automated system administered by the Company's transfer agent and will determine whether or not a quorum is present. Abstentions and broker non-votes are treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum for the transaction of business. Abstentions and broker non-votes are tabulated separately, with abstentions counted in tabulations of the votes cast on a proposal for purposes of determining whether a proposal has been approved while broker non-votes relating to a proposal are not counted as a vote cast with respect to that proposal.

     The election of directors will be determined by plurality vote and the ratification of the appointment of PricewaterhouseCoopers LLP requires the approval of a majority of the outstanding shares of Common Stock that are present at the Annual Meeting in person or by proxy and entitled to vote thereon. Therefore, abstentions will have a neutral effect on the election of directors and will have the effect of votes against the proposal to ratify the selection of independent accountants, whereas broker non-votes will have a neutral effect on the election of directors and the proposal to ratify the selection of independent accountants.

     Shares represented by each Proxy that is properly executed and returned and upon which no contrary instructions are indicated about a specified matter will be voted as follows with respect to the specified matter: FOR the election of the seven persons named in this Proxy Statement as the nominees of the Board of Directors of the Company (the "Board of Directors") for election to the Board of Directors; FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the independent accountants for the Company for 2001; and in accordance with the discretion of the holders of the Proxy with respect to any other business that properly comes before the stockholders at the Annual Meeting.

                                  PROPOSAL 1.

                             ELECTION OF DIRECTORS

     The Board of Directors currently consists of seven members. The Board of Directors has designated the following nominees for election as directors of the Company, with their terms to expire at the annual meeting of stockholders in 2002 or until their successors are elected and qualified:

                                Martin V. Alonzo
                              Raymond E. Cartledge
                              Charles E. Corpening
                                John R. Kennedy
                               Robert D. Kennedy
                              Thomas F. McWilliams
                               William R. Toller

     Each nominee currently is a director of the Company. For information about each nominee, see "Directors and Executive Officers" below.

     Should any nominee named in this Proxy Statement for the office of director become unable or unwilling to accept nomination or election, the person acting under the Proxy will vote for the election, in his stead, of any other person whom the Board of Directors recommends. The Board of Directors has no reason to believe that any nominee named above will be unable or unwilling to serve if elected.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF THE NOMINEES.

                        DIRECTORS AND EXECUTIVE OFFICERS

GENERAL

     The Board of Directors currently consists of one person who is an employee of the Company and six persons who are not employees of the Company (i.e., outside directors). Set forth below are the names, ages and positions of the Company's directors and executive officers as of the Record Date.

NAME                                        AGE                  POSITION(S)
----                                        ---                  -----------
Martin V. Alonzo..........................  69    Chairman of the Board, President, Chief
                                                    Executive Officer and Director
John H. Steadman..........................  51    President and Chief Operating Officer of
                                                    CBCC*
Michael T. Segraves.......................  56    Chief Financial Officer, Vice President
                                                  and Secretary
Raymond E. Cartledge......................  71    Director
Charles E. Corpening......................  35    Director
John R. Kennedy...........................  70    Director
Robert D. Kennedy.........................  68    Director
Thomas F. McWilliams......................  58    Director
William R. Toller.........................  70    Director

---------------

* Chase Brass & Copper Company, Inc. ("CBCC"), is a wholly-owned subsidiary of the Company through which the Company conducts its brass rod operations.

     The current term of office of each director will expire at the Annual Meeting. At the Annual Meeting, successors to the directors will be elected to serve until the next annual meeting of stockholders and until their successors are elected and qualified. Executive officers of the Company are appointed by and serve at the discretion of the Board of Directors.

     There are no family relationships among the directors or executive officers and, except as described below, there were no arrangements or understandings between any such director or executive officer and any other person pursuant to which his selection as a director or an officer was made. The Company, Citicorp Venture Capital Ltd. ("CVC") and Mr. Alonzo were parties to a Voting Agreement (the "Voting Agreement") pursuant to which the Company agreed to use its best efforts to cause up to two designees of CVC and one designee of Mr. Alonzo to be nominated for election as directors of the Company, and each of CVC and Mr. Alonzo agreed to vote their respective shares of Common Stock in favor of such designees. For the Company's 2000 annual meeting of stockholders, CVC designated Charles E. Corpening and Thomas F. McWilliams as its director nominees and Mr. Alonzo designated himself as a director nominee pursuant to the Voting Agreement, all of which directors were elected at such meeting. The Voting Agreement terminated by its terms in December 2000 when CVC transferred all of its shares of Common Stock and Nonvoting Common Stock to Court Square Capital Limited and, as a result, ceased to hold of record any shares of Common Stock or Nonvoting Common Stock. The Company's existing bank credit facility requires Mr. Alonzo to continue to serve on the Board of Directors as long as he is physically able to do so.

     Set forth below is certain biographical information regarding the executive officers and directors of the Company.

     Martin V. Alonzo. Mr. Alonzo has served as Chairman of the Board, President and Chief Executive Officer ("CEO") of the Company since the Company began operations in August 1990. Mr. Alonzo also served as President of Leavitt from August 1996 until March 1997. From 1987 until 1990, Mr. Alonzo pursued entrepreneurial opportunities, which included advising the Maxxam Group in connection with its acquisition of Kaiser Aluminum Corporation and, in conjunction with CVC, analyzing prospective acquisitions, primarily of metals related companies. From 1967 until 1987, Mr. Alonzo was employed by AMAX, Inc., a large mining and integrated aluminum company, in various capacities, including senior vice president and president -- industrial minerals division, executive vice president and president -- specialty and light metals operations and, from 1984 until July 1987, executive vice president and chief financial officer. Mr. Alonzo also served as a director of Alumax Inc., an integrated aluminum company, from 1974 to 1987 and currently serves as a trustee of the IPO Plus Aftermarket Mutual Fund.

     John H. Steadman. Mr. Steadman has served as President and Chief Operating Officer of CBCC since January 2000. He joined CBCC in October 1999 and served as Executive Vice President until being appointed President and Chief Operating Officer. Prior to joining CBCC, Mr. Steadman was employed by Noranda Aluminum, Inc. from 1979 to 1999. Over the course of his career with Noranda, Mr. Steadman served as President of its aluminum road wheel subsidiary, American Racing Equipment, from 1996 through 1999 and as President of its rolled products subsidiary, Norandal USA, from 1989 through 1996. Prior to that he held various administrative and financial positions with Noranda Aluminum, R. J. Reynolds and RCA Corporation.

     Parry D. Katsafanas. Mr. Katsafanas has served as President and Chief Operating Officer of Leavitt since December 1997. Prior to such time, Mr. Katsafanas had served as Vice President -- Sales and Marketing of Leavitt since Leavitt acquired the steel tubing operations from UNR Industries, Inc., in August 1996. Prior to joining Leavitt, Mr. Katsafanas had been employed by the steel tubing division of UNR Industries, Inc., since 1974, serving in various sales capacities, including as regional sales manager from 1981 until July 1993 and as Vice President -- Sales and Marketing from July 1993 until August 1996.

     Michael T. Segraves. Mr. Segraves has served as Vice President and Secretary of the Company since September 1996, and as Chief Financial Officer since February 1997. Prior to joining the Company, Mr. Segraves was employed from 1992 to 1996 as vice president of administration and chief financial officer of AMP Circuits, a wholly-owned subsidiary of AMP Incorporated, a manufacturer in the electronics industry. From 1990 through 1992, Mr. Segraves was chief financial officer of Browning Ferris Industries' European subsidiary, headquartered in Utrecht, The Netherlands. Prior to these positions, Mr. Segraves was employed at Ford Motor Company and Tenneco, Inc., in various financial management positions.

     Raymond E. Cartledge. Mr. Cartledge was elected as a director of the Company in May 1995. Mr. Cartledge served as chairman of the board and chief executive officer of Union Camp Corporation, a paper and packaging company, from 1986 until 1994, and as chairman of the board of Savannah Foods & Industries, Inc., until his retirement in 1997. Mr. Cartledge also serves as a director of UCAR International, Inc., Delta Air Lines Inc., Sunoco, Inc. and Formica Corporation.

     Charles E. Corpening. Mr. Corpening was elected as a director of the Company in May 1995. Since 1994, Mr. Corpening has been a vice president of CVC, which, prior to December 12, 2000, beneficially owned approximately 47.7% of the outstanding Common Stock. Mr. Corpening also serves as a vice president of Court Square Capital Limited ("CSCL"), an affiliate of CVC to whom CVC transferred all of its shares of Common Stock and Nonvoting Common Stock on December 12, 2000. Since December 2000, Mr. Corpening also has served as a vice president and director of Chase Acquisition Corporation ("CAC"), an affiliate of CVC and CSCL (see "Security Ownership of Certain Beneficial Owners and Management" below). Prior to joining CVC, Mr. Corpening was a vice president of Roundtree Capital Corp., a private investment firm based in Stamford, Connecticut from 1990 until 1994. Mr. Corpening was employed in the merchant banking division of the Rockefeller Group from 1988 until 1990 and worked in the mergers and acquisitions group of PaineWebber, Inc. from January 1987 until December 1988. Mr. Corpening also serves as a director of Royster-Clark, Inc.

     John R. Kennedy. Mr. John Kennedy was elected as a director of the Company in November 1994. From 1975 until his retirement in 1996, Mr. Kennedy served as president and chief executive officer of Federal Paper Board Company, Inc. Mr. Kennedy also serves as a director of International Paper Company, Holnam, Inc., Spartech Corporation, Pioneer Companies, Inc. and Modis Professional Services, Inc.

     Robert D. Kennedy. Mr. Robert Kennedy was appointed as a director of the Company in February 2000. Mr. Kennedy served as Chairman and Chief Executive Officer of Union Carbide Corporation from 1986 until 1995. Mr. Kennedy also served as Chief Executive Officer of UCAR International Inc. from March 1998 until July 1998, and as Chairman of UCAR International from March 1998 until September 1999. Mr. Kennedy also serves as a director of Sunoco, Inc., KMart Corporation and International Paper Co.

     Thomas F. McWilliams. Mr. McWilliams has served as a director of the Company since August 1990, and served as Vice President of the Company from July 1993 until September 1994. Since 1983, Mr. McWilliams has been affiliated with CVC and has served as vice president and a managing director of CVC as well as a member of CVC's investment committee. Mr. McWilliams also serves as a vice president and managing director of CSCL and since December 2000 has served as secretary, treasurer and a director of CAC. Mr. McWilliams also serves as a director of each of MMI Products, Inc., Royster-Clark, Inc., Ergo Science Corporation, Airxcel, Inc. and Strategic Industries, Inc.

     William R. Toller. Mr. Toller was elected as a director of the Company in October 1996. From October 1990 until July 1996, Mr. Toller served as chairman and chief executive officer of Witco Corporation, a specialty chemical company. Mr. Toller currently serves as a director of Commodore Separation Technologies, Inc., FusePlus, Inc. and Commodore Applied Technologies, Inc. Mr. Toller also is a member of the Board of Trustees for the International Center for the Disabled in New York City and the Whitehead Institute for Biomedical Research in Boston, Massachusetts.

MEETINGS AND COMMITTEES OF DIRECTORS

     The Board of Directors has an Audit Committee (the "Audit Committee") and a Compensation Committee (the "Compensation Committee"). The Board of Directors does not have a nominating committee.

     The Audit Committee makes recommendations to the Board of Directors concerning the selection of the Company's independent accountants, reviews and approves the scope of the annual audit and discusses internal accounting procedures and financial controls with the Company's management and auditors. The Audit Committee also reviews compliance by Company management and employees with Company policies and may initiate and supervise any special investigations it deems necessary. The role and responsibilities of the Audit Committee are set forth in the Audit Committee Charter, which was adopted by the Board of Directors on May 31, 2000 and is attached as Appendix A to this Proxy Statement. The Audit Committee reviews and reassess the adequacy of the Audit Committee Charter annually and recommends any proposed changes to the Board of Directors for approval. The members of the Audit Committee are William R. Toller (Chairman), John R. Kennedy and Thomas F. McWilliams, all of whom are independent outside directors. The Audit Committee held one meeting in 2000.

     The Compensation Committee is responsible for setting annual base and cash bonus compensation levels of executive officers and for establishing and administering the Company's compensation policies and practices, administering the Company's stock option plans, and supervising the administration of the Company's other employee benefit plans. The members of the Compensation Committee are John R. Kennedy (Chairman), Raymond E. Cartledge and Thomas F. McWilliams. The Compensation Committee held one meeting in 2000.

     During 2000, the Board of Directors held six meetings. Each of the directors attended at least 75% of the aggregate of all meetings held by the Board of Directors and (if applicable) all meetings of committees of the Board of Directors on which such director served during 2000.

                            MANAGEMENT COMPENSATION

BOARD COMPENSATION

     Cash Compensation. Each member of the Board of Directors who is not an employee or officer of the Company or any subsidiary of the Company ("Non-Employee Director") receives an annual retainer of $15,000 for service as a director, plus $1,000 for each meeting of the Board of Directors attended and $500 for each meeting of a committee of the Board of Directors attended, and reimbursement of all ordinary and necessary expenses incurred in attending any meeting of the Board of Directors or any committee of the Board of Directors. Employees of the Company who also serve as members of the Board of Directors do not receive any additional compensation for service as a director, but are reimbursed for related expenses.

     Stock Option Awards. Each Non-Employee Director is granted, on the date such person is elected or appointed as a director, stock options to purchase 7,500 shares of Common Stock at an exercise price equal to the average closing price of the Common Stock on the New York Stock Exchange for the five trading days immediately preceding the date of grant (the "Average Fair Market Value"). All stock options granted to Non-Employee Directors vest in equal proportions on each of the first five anniversaries of the date of grant, provided that the person has been a director of the Company continuously through that date. Non-Employee Directors reelected to successive terms do not receive additional grants of stock options upon any such reelection. Prior to May 14, 1997, these grants of stock options were made pursuant to the Company's 1994 Long-Term Incentive Plan (the "1994 Incentive Plan"). As of May 14, 1997, all such awards are made pursuant to the Company's 1997 Non-Employee Director Stock Option Plan (as amended, the "Director Stock Option Plan").

     Also, pursuant to the Director Stock Option Plan, each Non-Employee Director may elect to defer all or a portion (in 25% increments) of such director's annual cash retainer for a calendar year and, if such director elects to defer all or a portion of his or her annual retainer, such Non-Employee Director also may elect to defer the total amount of the fees that such director is entitled to receive for attending board and committee meetings, and receive, in lieu thereof, stock options equal to the value of such deferred retainer and meeting fees. Stock options granted in lieu of a director's deferred retainer and meeting fees will be granted as of the last day of each calendar quarter (the date on which the meeting fees for such quarter and the quarterly payments of the annual cash retainer are paid, in arrears) in the year to which the election relates. The number of stock options granted each quarter is determined by dividing the sum of (i) 25% of the total annual retainer amount deferred and
(ii) if meeting fees have been deferred, the total amount of meeting fees to which the Non-Employee Director is entitled for such calendar quarter, by 50% of the Average Fair Market Value (as defined above) for the last five trading days of that calendar quarter, and also will have an exercise price equal to 50% of that Average Fair Market Value. Each stock option granted to Non-Employee Directors in lieu of their annual retainer and, if applicable, meeting fees vests fully and is exercisable immediately upon grant. If a Non-Employee Director is elected or appointed during a calendar year and elects to receive stock options under the Director Stock Option Plan in lieu of such director's pro rated annual cash retainer for the remainder of such calendar year, the numerator of the formula will be adjusted to reflect the portion of the deferred annual cash retainer attributable to each remaining calendar quarter (or portion thereof) in the year to which any such initial election relates.

     In 2000, Mr. Toller elected to defer 50% of his annual retainer under the Director Stock Option Plan, while each of Messrs. Cartledge, Corpening, John Kennedy, Robert Kennedy and McWilliams elected to defer 100% of his annual retainer pursuant to the Director Stock Option Plan. For 2001, Mr. Toller has elected to defer 50% of his annual retainer and each of Messrs. Cartledge, Corpening, John Kennedy, Robert Kennedy and McWilliams has elected to defer 100% of his annual retainer pursuant to the Director Stock Option Plan. In 2000, and for 2001, each of Messrs. Corpening, John Kennedy and McWilliams also elected to defer his meeting fees pursuant to the Director Stock Option Plan.

     The Director Stock Option Plan provides that, upon a "change in control" of the Company, (1) all outstanding stock options that are not exercisable will become immediately and fully vested and exercisable in full and (2) in the discretion of the Compensation Committee, each holder of a stock option will be granted a corresponding stock appreciation right. For the definition of "change in control" as used in the Director Stock Option Plan, see "Other Change in Control Arrangements -- Stock Option Plans" below.

COMPENSATION OF EXECUTIVE OFFICERS

     The compensation paid by the Company to its executive officers is administered by the Compensation Committee and generally consists of base salaries, annual cash incentives, equity incentives in the form of stock options, contributions to Company-sponsored 401(k) plans and miscellaneous perquisites.

     The following table sets forth the total compensation awarded to, earned by or paid by the Company to its CEO and to each of the other three executive officers of the Company whose total cash compensation exceeded $100,000 for services rendered during 2000 (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                              ANNUAL COMPENSATION(1)
                                        -----------------------------------
                                                               OTHER ANNUAL   SECURITIES    ALL OTHER
                                                               COMPENSATION   UNDERLYING   COMPENSATION
NAME AND PRINCIPAL POSITION      YEAR   SALARY($)   BONUS($)      ($)(2)      OPTIONS(3)      ($)(4)
---------------------------      ----   ---------   --------   ------------   ----------   ------------
Martin V. Alonzo...............  2000    350,000          0         --               0        48,256
  Chairman of the Board,         1999    350,000           (5)                  59,392(5)     51,443
  President and CEO              1998    350,000    250,000         --          75,000(6)     54,945
John H. Steadman(7)............  2000    225,000     28,750(8)      --          18,785(8)    124,725(9)
  President and Chief Operating  1999     50,336     20,000         --          50,000(6)        230
  Officer of CBCC
Parry D. Katsafanas............  2000    220,000          0         --               0        17,851
  President and Chief Operating  1999    200,000     40,000         --               0        14,669
  Officer of Leavitt             1998    200,000          0         --          27,000(6)     16,639
Michael T. Segraves............  2000    183,000     90,000         --          20,000(11)    19,525
  Chief Financial Officer        1999    175,250     80,000         --               0        19,700
                                 1998    168,750     80,000         --          30,000(6)     19,150

---------------

 (1) No restricted stock awards were granted to any named executive officer during the period reported.

 (2) While the named executive officers may have received certain perquisites in 2000, such perquisites did not exceed the lesser of $50,000 or 10% of such executive's salary and bonus.

 (3) Number of securities underlying options reported for 1998 has been adjusted to reflect the three-for-two split of the Company's outstanding Common Stock effective June 6, 1998 (the "Stock Split").

 (4) The amounts disclosed in this column for 2000 include:

    (i) premiums and imputed income paid by the Company with respect to term life insurance for the benefit of Messrs. Alonzo, Katsafanas, Segraves and Steadman in the amounts of $9,906, $1,176, $1,621 and $9,906, respectively;

    (ii) contributions by the Company to the Company's 401(k) Profit Sharing Plan in the amount of $8,500 for the benefit of each of Messrs. Alonzo, Katsafanas, Segraves and Steadman;

    (iii) contributions by the Company to the Company's 401(k) Savings and Investment Plan for the benefit of Messrs. Alonzo, Katsafanas, Segraves and Steadman in the amounts of $5,100, $3,675, $4,783 and $4,533, respectively; and

    (iv) contributions by the Company to the Company's supplemental retirement plans for the benefit of Messrs. Alonzo, Katsafanas, Segraves and Steadman in the amounts of $24,750, $4,500, $4,620 and $8,844, respectively.

 (5) Mr. Alonzo was awarded a $250,000 cash bonus in 2000 for his services in 1999. Pursuant to the Company's 1997 Executive Deferred Compensation Stock Option Plan (the "Executive Stock Option Plan"), Mr. Alonzo elected to forego 100% of such cash bonus and received, in lieu thereof, options to purchase an aggregate of 59,392 shares of Common Stock. See "Option/SAR Grants in Last Fiscal Year" table and note (1) thereto.

 (6) Options were awarded pursuant to the 1994 Incentive Plan, vest in 20% increments on each anniversary of the date of grant, and have an exercise price equal to the closing price of the Common Stock as reported in the New York Stock Exchange composite transactions listing on the date of grant.

 (7) Mr. Steadman joined CBCC in October 1999.

 (8) Mr. Steadman was awarded a $115,000 cash bonus for his services in 2000. Pursuant to the Executive Stock Option Plan, Mr. Steadman elected to forego 75% of such cash bonus and received, in lieu thereof, options to purchase an aggregate of 18,785 shares of Common Stock. See "Option/SAR Grants in Last Fiscal Year" table and note (1) thereto.

 (9) Includes $101,881 to reimburse Mr. Steadman for relocation expenses he incurred in connection with his employment by CBCC.

(10) The Company sold the assets and operations of Leavitt Tube Company, Inc., a wholly owned subsidiary of the Company through which the Company conducted its steel tubing operations, on March 30, 2001, on which date Mr. Katsafanas' employment was terminated.

(11) See "Option/SAR Grants in Last Fiscal Year" table and note (5) thereto.

     The following table sets forth options granted during 2000 to the Named Executive Officers. No stock appreciation rights were granted during 2000.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                           % OF TOTAL
                                          OPTIONS/SARS                  MARKET
                                           GRANTED TO                  PRICE ON                GRANT DATE
                                          EMPLOYEES IN   EXERCISE OR   DATE OF                  PRESENT
                           OPTIONS/SARS      FISCAL      BASE PRICE     GRANT     EXPIRATION     VALUE
NAME                        GRANTED(#)      YEAR(2)       ($/SHARE)    $/SHARE       DATE        ($)(3)
----                       ------------   ------------   -----------   --------   ----------   ----------
John H. Steadman.........      4,901(1)       4.5%          4.40        10.38(4)   01/22/11      36,226
                               4,618(1)       4.2%          4.67        10.38(4)   01/22/11      33,427
                               5,062(1)       4.6%          4.26        10.38(4)   01/22/11      37,828
                               4,204(1)       3.8%          5.13        10.38(4)   01/22/11      29,364
Michael T. Segraves......     20,000(5)      18.2%          8.63         8.63(6)   02/09/00      85,054

---------------

(1) Options were granted pursuant to the Company's 1997 Executive Deferred Compensation Stock Option Plan (the "Executive Stock Option Plan"). Under the Executive Stock Option Plan, each eligible employee may elect to forego all or a portion (in 25% increments) of such employee's annual cash bonus for a calendar year (which bonus will be determined after that calendar year end) and receive, in lieu thereof, stock options equal to the value of the forgone cash bonus. Stock options granted in lieu of an employee's foregone cash bonus are granted as of the date the annual cash bonus for the year to which an election relates is determined. The stock options related to an annual bonus amount forgone are granted in four series, with the number of stock options granted with respect to each series determined by dividing 25% of the cash bonus amount by 50% of the average closing price of the Common Stock on the New York Stock Exchange for the last five trading days of each calendar quarter (in each case, the "Average Quarter-End Price") in the calendar year to which the bonus relates, with the stock options calculated for each calendar quarter representing one series. Stock options granted in each series have an exercise price equal to 50% of the Average Quarter-End Price for the calendar quarter to which such series relates. Stock options granted under the Executive Stock Option Plan vest fully immediately upon grant. In 2000 Mr. Steadman elected to forego 75% of his cash bonus for 2000. Mr. Steadman's cash bonus for 2000 of $115,000 (75% of which was $86,250) was determined on January 22, 2001, and, therefore, the stock options reported were granted on January 22, 2001, and relate to Mr. Steadman's cash bonus for 2000.

(2) Calculated giving effect to Mr. Steadman's stock option grants reported for fiscal year 2000. See Note (1) above.

(3) The grant date present value was determined by using a modified Black-Scholes pricing model with the following assumptions and adjustment:
    (i) stock price volatility of 38.0109% for Mr. Steadman's options, calculated using daily stock prices of the Company for the period of years and prior to the grant date equal to the expected term of the option as specified in clause (iv) below; (ii) risk-free rates of return from 4.99% to 6.33%, representing the interest rates on 6 year U.S. Treasury securities on the date of grant; (iii) no dividends paid on the Company's Common Stock consistent with current Company practice; and (iv) an assumed exercise date of 6 years from the date of grant. The Company's use of this model should not be construed as an endorsement of its accuracy. Whether the model's assumptions will prove to be accurate cannot be known as of the date of this Proxy Statement. The ultimate value of the options, if any, will depend on the future value of the Company's Common Stock, which cannot be forecast with reasonable accuracy, and the optionees' investment decisions.

(4) The grant date market price reported represents the closing market price of the Common Stock on January 22, 2001, the actual date of grant. The Average Quarter-End Prices for the 2000 calendar quarters to which the options reported for Mr. Steadman relate were 200% of the reported exercise price for each series of options. See Note (1) above.

(5) Options were granted pursuant to the 1994 Incentive Plan, vest in 20% increments on each anniversary of the date of grant, and have an exercise price equal to the closing price of the Common Stock as reported in the New York Stock Exchange composite transactions listing on the date of grant.

(6) The grant date market price reported represents the closing market price of the Common Stock on February 9, 2000, the actual date of grant.

     The following table sets forth information with respect to options to purchase the Company's Common Stock held by the Named Executive Officers during and as of the end of fiscal year 2000. No options or stock appreciation rights were exercised by such persons during 2000.

                      AGGREGATED OPTION EXERCISES IN 2000
                       AND 2000 YEAR-END OPTION VALUES(1)

                                                                                           VALUE OF UNEXERCISED
                                 SHARES                      NUMBER OF UNEXERCISED         IN-THE-MONEY OPTIONS
                               ACQUIRED ON      VALUE        OPTIONS AT FY-END(#)              AT FY-END($)
NAME                           EXERCISE(#)   REALIZED($)   EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE(2)
----                           -----------   -----------   -------------------------   ----------------------------
Mr. Alonzo...................    0               N/A             520,154/45,000                 1,915,921/0
Mr. Steadman.................    0               N/A           10,000(3)/40,000               17,525/70,100
Mr. Katsafanas...............    0               N/A              25,200/19,800                         0/0
Mr. Segraves.................    0               N/A              36,000/44,000                         0/0

---------------

(1) Stock option information set forth in the table has been adjusted to reflect the three-for-two split of the Company's outstanding Common Stock effective June 6, 1998.

(2) Based on the closing price ($10.44) of the Company's Common Stock on December 29, 2000, as reported in the New York Stock Exchange composite transactions listing.

(3) Excludes options to purchase 18,785 shares granted January 22, 2001, as disclosed in the "Option/SAR Grants in Last Fiscal Year" table and note (1) thereto.

EMPLOYMENT AGREEMENTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

  Employment Agreements

     Martin V. Alonzo. The Company and Mr. Alonzo are parties to an employment agreement dated November 10, 1994, which was amended and restated effective as of March 1, 2001. Mr. Alonzo's employment agreement is effective through, and terminates upon, the earlier of September 1, 2001, or the occurrence of a "change in control" of the Company. The employment agreement provided for an original annual salary of $300,000, which was increased to $350,000 by the Compensation Committee effective January 1, 1998. Mr. Alonzo's annual salary is subject to future annual increases at the discretion of the Board of Directors. Mr. Alonzo also is entitled to cash bonuses at the discretion of the Board of Directors.

     Under the employment agreement, if Mr. Alonzo's employment is terminated during the term of the Agreement by the Company in violation of the agreement or by Mr. Alonzo for good reason (as defined in the employment agreement), the Company will be required to pay Mr. Alonzo a severance payment in an amount equal to one and one-half times the sum of Mr. Alonzo's then current base salary and the average of Mr. Alonzo's bonus for the three previous years. Upon the occurrence of a "change in control" of the Company, Mr. Alonzo will be entitled to receive a lump sum payment of cash in an amount equal to 2.99 times Mr. Alonzo's annualized includable compensation (determined within the meaning of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code")), and to continue participation for four years in all employee benefit plans in which he was entitled to participate immediately before termination of his employment (or in substantially similar plans). The Company also has agreed to reimburse Mr. Alonzo for reasonable legal fees and costs that Mr. Alonzo incurs in connection with the resolution in Mr. Alonzo's favor of any dispute or controversy under his employment agreement.

     Under Mr. Alonzo's employment agreement, a "change in control" of the Company occurs in any of the following four situations: (1) a person other than the Company, certain companies affiliated with the Company, benefit plans of the Company or of certain companies affiliated with the Company or of a company with the same ownership as the Company acquires 50% or more of the voting power of the Company's outstanding voting securities; (2) a person described in clause
(1) announces a tender offer for 50% or more of the Company's outstanding voting securities and the Board of Directors approves or does not oppose the tender offer, provided an event described in clause (1), (3), (4) or (5) occurs within one year of such tender offer; (3) the Company merges or consolidates with another corporation or partnership, or the Company's stockholders approve such a merger or consolidation, other than mergers or consolidations in which the

Company's voting securities are converted into securities having the majority of voting power in the surviving company; (4) the Company liquidates or sells all or substantially all its assets, or the Company's stockholders approve such a liquidation or sale, except sales to corporations having substantially the same ownership as the Company; or (5) members of the "Incumbent Board" cease to constitute a majority of the Board of Directors. "Incumbent Board" is defined as current members of the Board of Directors and other individuals who become directors and whose election, appointment or nomination for election to the Board of Directors was approved by a majority of the members of the Board of Directors then comprising the Incumbent Board, but shall not include any members of the Board of Directors who are (A) employees, officers or directors of CVC, CSCL, CAC or any other affiliate of Citigroup Inc., (collectively, the "Citigroup Group") or (B) any persons nominated by the persons described in (A) or any member of the Citigroup Group.

     John H. Steadman. CBCC and John H. Steadman are parties to an employment agreement, dated effective as of October 12, 1999, which is effective through December 31, 2001, and automatically will be extended on a year-to-year basis unless terminated by CBCC or Mr. Steadman on 60 days' notice before the start of the following year. The employment agreement provides for an annual salary of $225,000, which was increased to $240,000 by the Compensation Committee effective January 1, 2001, and is subject to future annual increases at the discretion of the Compensation Committee. Mr. Steadman is also entitled to cash bonuses at the discretion of the Compensation Committee.

     Under the employment agreement, if Mr. Steadman's employment is terminated in certain circumstances, including a termination by the Company in violation of the agreement or a termination by Mr. Steadman for good reason (as defined in the employment agreement), the Company will be required to pay Mr. Steadman a severance payment in an amount equal to one-half of Mr. Steadman's then current base salary and continue to provide medical and dental insurance coverage for six months. If Mr. Steadman's employment is terminated by the Company in violation of the agreement or by Mr. Steadman for good reason within one year after a "change in control" of the Company, Mr. Steadman will be entitled to receive continued medical and dental insurance coverage for six months and a severance payment equal to the greater of Mr. Steadman's base salary immediately prior to the change in control and Mr. Steadman's base salary at the time of his termination or at the time of the event giving rise to his resignation for good reason, plus the bonus awarded to Mr. Steadman for the calendar year prior to the change in control or, if such bonus has not yet been determined, the prior calendar year; provided that such amount shall not exceed $100 less than 3.00 times Mr. Steadman's annualized includable compensation (determined within the meaning of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code")). A "change in control" of the Company generally has the same meaning in Mr. Steadman's employment agreement as in Mr. Alonzo's employment agreement discussed above, but also shall be deemed to have occurred if (1) CBCC liquidates or sells all or substantially all its assets or the Company approves such a liquidation or sale, except sales to corporations owned (directly or indirectly) by the Company's stockholders in the same proportions as their ownership of the Company's stock or (2) the Company ceases to own at least a majority of the voting securities of CBCC, other than pursuant to a transaction after which all of the voting securities of CBCC (or a company into which it is merged) which are not owned by the Company are owned by the Company's stockholders in the same proportion as their ownership of the Company. The Company also has agreed to reimburse Mr. Steadman for reasonable legal fees and costs that Mr. Steadman incurs in connection with the resolution in Mr. Steadman's favor of any dispute or controversy under his employment agreement.

  Other Change-in-Control Arrangements

     Stock Option Plans

     The 1994 Incentive Plan provides for the granting of incentive awards to the Company's officers and employees in the form of stock options, stock appreciation rights and restricted stock. Pursuant to the 1994 Incentive Plan, upon a "change in control" of the Company, (1) in the discretion of the Compensation Committee each holder of a stock option will be granted a corresponding stock appreciation right, (2) all outstanding stock appreciation rights and stock options will become immediately and fully vested and exercisable in full, and (3) the restriction period on any restricted stock award will be accelerated and the restrictions will expire.

     The Executive Stock Option Plan permits eligible employees to receive, in lieu of all or a portion of their annual cash bonus, immediately exercisable stock options with a value calculated based on the value of the bonus amount deferred. See "Management Compensation -- Compensation of Executive
Officers -- Option/ SAR Grants in Last Fiscal Year" table above and note (1) thereto. The Executive Stock Option Plan provides that, upon a "change in control" of the Company, in the discretion of the Compensation Committee each holder of a stock option may be granted a corresponding stock appreciation right.

     The Director Stock Option Plan provides for the granting of stock options to Non-Employee Directors of the Company upon their election to the Board of Directors and, at the election of each Non-Employee Director, in lieu of all or a portion of such Non-Employee Director's annual retainer and in lieu of all (but not just a portion of cash payments payable by the Company to such Non-Employee Director as compensation for attending meetings of the Board of Directors and committees thereof. The Director Stock Option Plan provides that, upon a "change in control" of the Company, (1) all outstanding stock options become immediately and fully vested and exercisable in full and (2) in the discretion of the Compensation Committee, each holder of a stock option may be granted a corresponding stock appreciation right. In addition, if a "change in control" occurs in connection with a merger or consolidation of the Company pursuant to which the Company is not the surviving corporation, then each holder of a stock option or stock appreciation right is entitled to receive (upon payment of the exercise price, if applicable) the same consideration to which such holder would have been entitled had they exercised such stock option or stock appreciation right immediately prior to such transaction. See "Management Compensation -- Board Compensation -- Stock Option Awards" above.

     In general, under each of the 1994 Incentive Plan, the Executive Stock Option Plan and the Director Stock Option Plan (see "Management
Compensation -- Board Compensation -- Stock Option Awards" above), a "change in control" of the Company occurs in any of the following four situations: (1) a person other than (a) the Company, certain companies affiliated with the Company, benefit plans of the Company or of certain companies affiliated with the Company or of a company with the same ownership as the Company, (b) CVC or
(c) certain affiliates of CVC, acquires 50% or more of the voting power of the Company's outstanding voting securities; (2) a person described in clause (1) announces a tender offer for 50% or more of the Company's outstanding voting securities and the Board of Directors approves or does not oppose the tender offer, provided an event described in clause (1), (3) or (4) occurs within one year of such tender offer; (3) the Company merges or consolidates with another corporation or partnership, or the Company's stockholders approve such a merger or consolidation, other than mergers or consolidations in which the Company's voting securities are converted into securities having the majority of voting power in the surviving company; or (4) the Company liquidates or sells all or substantially all its assets, or the Company's stockholders approve such a liquidation or sale, except sales to corporations having substantially the same ownership as the Company.

     Change of Control Agreement

     The Company and Michael T. Segraves are parties to a change of control agreement which is effective through December 31, 2001, and automatically will be extended on a year-to-year basis unless terminated by the Company or Mr. Segraves on 30 days' notice before the start of the following year. If Mr. Segraves' employment with CBCC is terminated by the Company without cause (as defined in Mr. Segraves' change of control agreement) or by Mr. Segraves for good reason (as defined in Mr. Segraves' change of control agreement) following a "change in control" of the Company, the Company will be required to pay to Mr. Segraves a lump sum severance payment in an amount equal to the sum of (1) Mr. Segraves' then current base salary (or, if greater, Mr. Segraves' base salary at the time of the change in control or, if applicable, the occurrence of the event giving rise to Mr. Segraves' right to terminate his employment for good reason) and (2) Mr. Segraves' prior year's bonus, and to maintain for one year health insurance for the benefit of Mr. Segraves and his family as in effect prior to the termination of his employment. For purposes of Mr. Segraves' change in control agreement, a "change in control" occurs in any of the situations that constitutes a change in control as described above under "Employment
Agreements -- John H. Steadman." The Company also has agreed to reimburse Mr. Segraves for reasonable legal fees and costs that Mr. Segraves incurs in connection with the resolution in Mr. Segraves' favor of any dispute or controversy under his change of control agreement.

INDEMNITY AGREEMENTS

     The Company has entered into indemnity agreements with each of its directors and executive officers. Those agreements require the Company, to the extent permitted under applicable law, to indemnify such persons against all expenses, judgments, fines and penalties incurred in connection with the defense or settlement of any actions brought against them by reason of the fact that they are or were directors or executive officers of the Company or assumed certain responsibilities at the direction of the Company. Each indemnification agreement also provides that, upon a potential change in control of the Company and if the indemnified director or executive officer so requests, the Company will create a trust for the benefit of the indemnified director or executive officer in an amount sufficient to satisfy payment of any liabilities and suits against which the Company has indemnified the director or executive officer. The Company expects to enter into similar agreements with persons selected to be directors and executive officers in the future.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     John R. Kennedy, Raymond E. Cartledge and Thomas F. McWilliams served as members of the Compensation Committee during 2000. None of such persons are officers or employees or former officers or employees of the Company, except for Mr. McWilliams who served as Vice President of the Company from July 1993 until September 1994. During the period that Mr. McWilliams served as Vice President of the Company, he did not receive any compensation from the Company for his service as an officer.

     None of the executive officers of the Company served as a member of the compensation committee or board of directors of any other company during 2000.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

STRATEGY AND OBJECTIVES

     The Company's executive compensation program is administered by the Compensation Committee, which is comprised entirely of Non-Employee Directors. The Compensation Committee determines any annual increase in the base salary of the CEO, the annual bonus to be paid to the CEO, and, based on recommendations of the CEO, the compensation to be provided to the other executive officers. The Compensation Committee also administers the 1994 Incentive Plan pursuant to which equity incentives are provided to employees at the discretion of the Compensation Committee and determines individuals eligible to participate in the 1997 Executive Deferred Compensation Stock Option Plan described below.

     In determining compensation levels and developing compensation programs for the Company's executive officers, the Compensation Committee analyzes the relationship between base salary, annual cash incentives, equity incentives and benefits. The underlying objectives of the Company's compensation strategy include the following:

     - Attract and retain superior executive talent, and motivate those executives to achieve optimum short-term and long-term corporate operating results;

     - Align the interests of executive officers with the creation of stockholder value and ensure long-term growth orientation through equity-based plans; and

     - Provide a compensation package that recognizes individual contributions as well as overall business results.

COMPONENTS OF COMPENSATION

     The key elements of the Company's executive compensation program are base salary, annual cash bonuses and equity incentive compensation. These elements are addressed separately.

     The Compensation Committee does not exclusively use quantitative methods or mathematical formulas in setting any element of compensation. In determining each component of compensation, the Compensation Committee considers all elements of an executive's total compensation package, recommendations of the CEO (as discussed below) and other objective and subjective criteria the Compensation Committee deems appropriate with respect to each executive officer.

     Base Salaries. The base salary of each of the executive officers, other than the CEO, is reviewed annually, with adjustments made based primarily on the recommendations of the CEO. In reviewing base salaries the CEO considers various factors, including the performance of the executive officer with respect to specific objectives and increases in responsibilities. The specific objectives for each executive officer are established by such officer after consultation with the CEO, and vary for each executive position and for each year. In addition, in the first quarter of each year, the Board of Directors approves the Company's business plan developed by management for the current year. The business plan establishes objectives for the current year with respect to areas such as marketing, operations, capital expenditures and financial performance. In reviewing annual base salaries, the CEO and the Compensation Committee also consider each executive officer's responsibilities related to achieving the objectives in the business plan and, in an effort to provide competitive compensation, from time to time reviews salaries of similarly situated employees in comparator companies.

     The financial performance of the Company, primarily operating income, EBITDA (earnings before interest, taxes, depreciation and amortization) and net income, also is considered in determining annual adjustments to base salaries, but more emphasis is placed on divisional financial performance in determining annual cash bonuses rather than base salaries. When the CEO completes his reviews, he makes a recommendation to the Compensation Committee for its review and approval.

     Annual Cash Bonuses. Annual cash bonuses to executive officers, other than the CEO, are determined by the Compensation Committee after considering the recommendations of the CEO. The CEO in developing his bonus recommendations for the other executive officers, as well as the Compensation Committee in evaluating the CEO's recommendations, consider primarily the financial performance of the Company as described above, the performance of the division at which an executive officer is employed and whether such division attained or exceeded the objectives set forth in the Company's annual business plan, and the performance of the Company and the executive's division in relation to industry conditions and performance of comparable companies. The CEO and the Compensation Committee also consider individual performance which contributed to the Company's financial performance or otherwise assisted the Company's efforts to achieve the objectives set forth in its business plan. Failure of the Company or an executive's division to attain or exceed the objectives in the business plan does not, however, necessarily prevent any cash bonus from being paid, although it may affect the size of cash bonuses paid. No specific weighting was assigned to any of the factors considered in determining annual adjustments to base salaries and cash bonuses for the executive officers.

     Certain executive officers may elect to defer all or a portion of their annual cash bonus and receive, in lieu thereof, stock options under the Company's 1997 Executive Deferred Compensation Stock Option Plan as described below under "Equity Incentive Compensation."

     Equity Incentive Compensation. The Compensation Committee endorses the view that equity ownership by management is beneficial in aligning management's and stockholders' interests in the enhancement of stockholder value. The equity-based compensation plans described below facilitate equity ownership by management.

     1994 Incentive Plan. Through the 1994 Incentive Plan, the Company has utilized stock options (and has the ability to utilize stock appreciation rights and restricted stock) as components of executive compensation to ensure external competitiveness of the total executive compensation package, motivate executives to improve long-term stock performance, encourage equity ownership of the Company by executive officers and align executive interests with the enhancement of stockholder value.

     In granting stock options or other stock-based compensation under the 1994 Incentive Plan, the Compensation Committee considers the total number of shares available for future grants under the 1994 Incentive Plan, prior grants outstanding and estimated requirements for future grants. Individual awards, with the exception of grants to the CEO, generally are proposed to the Compensation Committee by the CEO. The Compensation Committee then discusses with the CEO his proposals and recommendations and determines individual awards, taking into consideration the CEO's recommendations, each participant's position and scope of responsibilities, the strategic and operational goals of the Company, the expected future performance of each participant to achieve these goals and unvested options, if any, held by each participant. Awards granted to the CEO are determined separately by the Compensation Committee based on the same criteria as grants to other employees, as well as the Compensation Committee's perception of the CEO's expected future contributions to the Company's achievement of its long-term performance goals. The Compensation Committee historically has elected to grant more options in one lump sum, rather than grant a smaller number on an annual basis, to create an immediately meaningful incentive to enhance stockholder value in the Company at the time of grant.

     The exercise price for awards granted under the 1994 Incentive Plan, the term of such awards, the vesting of such awards and the other terms and conditions of such awards are determined by the Compensation Committee, in its discretion. All stock options previously granted to executive officers under the 1994 Incentive Plan have an exercise price equal to the market price on the date of grant and vest in 20% increments over five years from the date of grant. Stock options granted under the 1994 Incentive Plan must expire not more than ten years from their date of grant.

     Executive Stock Option Plan. In 1997, the stockholders of the Company adopted the 1997 Executive Deferred Compensation Stock Option Plan (the "Executive Stock Option Plan"), which provides for the granting of stock options to eligible executive employees of the Company and its subsidiaries, at the employee's election, in lieu of all or a portion of such employee's annual cash bonus. Under the Executive Stock Option Plan, grants of stock options are made only to those executive officers and key management personnel of the Company and its subsidiaries as the Compensation Committee from time to time may designate. The Compensation Committee designated Martin V. Alonzo (Chairman of the Board, President and CEO of the Company), John H. Steadman (President and Chief Executive Officer of CBCC) and Parry D. Katsafanas (President and Chief Operating Officer of Leavitt Tube Company) as eligible to participate in the Executive Stock Option Plan for 2000, and each of these individuals are eligible to participate in the Executive Stock Option Plan for 2001 (although Mr. Katsafanas' employment was terminated in connection with the Company's sale of the assets and operations of Leavitt Tube Company in March 2001 and, therefore, Mr. Katsafanas is no longer eligible to participate in the Executive Stock Option Plan). See "Compensation of Executive Officers" above. Only Messrs. Alonzo and Steadman elected to participate in the Executive Stock Option Plan for 2000.

COMPENSATION OF THE CEO

     Mr. Alonzo's employment agreement provides that Mr. Alonzo's base salary will be reviewed annually and may be increased at the discretion of the Compensation Committee. In 1998, the Compensation Committee increased Mr. Alonzo's base salary from $300,000 to $350,000 based on the Company's 1997 financial performance and operating accomplishments and to increase Mr. Alonzo's base salary to a level more competitive with the median CEO salaries for comparator companies as reflected in a report provided by an independent executive compensation consultant engaged by the Committee in 1998 as described in the Company's 1999 Proxy Statement. The Compensation Committee anticipates that any future increase in the CEO's base salary will be based on the Compensation Committee's assessment of the CEO's performance and its expectations as to his future contributions to the Company and salaries provided by comparator companies.

     Under the terms of his employment agreement, Mr. Alonzo is eligible for cash bonuses at the discretion of the Compensation Committee. In January 2001 the Compensation Committee considered the Company's performance during 2000 and the current uncertainty surrounding the Company as a result of CAC's then pending unsolicited tender offer. The Compensation Committee also considered the current status of Mr. Alonzo's employment agreement, with respect to which the Compensation Committee and Mr. Alonzo had agreed to defer the renewal date until February 2001, the severance that would be payable to Mr. Alonzo under his employment agreement upon a change in control of the Company and the importance to the Company of Mr. Alonzo's efforts in pursuing a strategic course of action. After considering these factors, the Compensation Committee determined not to grant Mr. Alonzo a cash bonus for 2000 and elected to renew Mr. Alonzo's employment agreement until the earlier of September 1, 2001, or a change in control of the Company and to provide that Mr. Alonzo would be entitled to a change in control severance payment upon the occurrence of a change in control of the Company, as described in this Proxy Statement under "Management Compensation -- Employment Agreements and Change in Control Arrangements -- Employment Agreements -- Martin V. Alonzo." The Compensation Committee anticipates that future cash bonuses paid to the CEO will be based primarily on the financial performance of the Company, as well as the individual performance of Mr. Alonzo in supporting the Company's financial performance and attainment of strategic Company objectives, and intends to again review Mr. Alonzo's employment agreement before it expires in September 2001.

POLICY WITH RESPECT TO $1 MILLION DEDUCTION LIMIT

     The Company's executive compensation strategy is to be cost and tax effective. Therefore, the Company's policy is to avail itself of all proper deductions under the Internal Revenue Code, where practical, while maintaining the flexibility to approve compensation arrangements which it deems to be in the best interests of the Company and its stockholders, but which may not always qualify for full tax deductibility. Section 162(m) of the Internal Revenue Code generally imposes a $1 million per person annual limit on the amount the Company may deduct as compensation expense for its CEO and its four other highest paid officers. Although the total compensation of the executive officers did not exceed this deduction limitation in 2000, certain factors involved in the Company's compensation program may impact on whether the deduction limitation is exceeded in the future. The 1994 Incentive Plan is intended to permit compensation associated with stock options and stock appreciation rights to be excluded from the deduction limitations, but certain payments under the 1994 Incentive Plan, including grants of restricted stock, may be included as compensation for purposes of calculating the deduction limitation, potentially impacting the deduction limitation. In addition, under current Internal Revenue Service regulations, income attributable to options (and stock appreciation rights) granted under the Executive Stock Option Plan may not qualify for an exemption from the $1 million annual limit on deductible compensation imposed by
Section 162(m) of the Internal Revenue Code. To the extent the total non-exempt compensation paid (or deemed paid) by the Company to such an officer for a year exceeds $1 million, such excess is not deductible by the Company if the officer is employed by the Company as of the end of that year.

     As the Company moves forward in its efforts to create stockholder value in the years ahead, the Compensation Committee will continue to review, monitor and evaluate the Company's program for executive compensation to assure that it is internally effective in support of the Company's strategy, competitive in the marketplace to attract, retain and motivate the talent needed to achieve the Company's financial objectives, and appropriately rewards the creation of value on behalf of the Company's stockholders.

     This report has been provided by the Compensation Committee, which consists of the following members:

                           John R. Kennedy, Chairman
                              Raymond E. Cartledge
                              Thomas F. McWilliams

                             AUDIT COMMITTEE REPORT

     The Audit Committee of the Board of Directors is currently composed of Messrs. Toller, John Kennedy and McWilliams. Each of Messrs. Toller, John Kennedy and McWilliams meet the independence requirements of the New York Stock Exchange.

     Management is responsible for the Company's internal controls, financial reporting process and compliance with laws and regulations and ethical business standards. The Company's independent accountants are responsible for performing an independent audit of the consolidated financial statements in accordance with generally accepted auditing standards and for issuing their report. The Audit Committee is responsible to monitor and oversee these processes.

     In this context, the Audit Committee has reviewed and discussed with the Company's management and the Company's independent accountants the Company's audited financial statements for the year ended December 31, 2000. Management represented to the Audit Committee that the consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee has also discussed with the Company's independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees). In addition, the Audit Committee has received from the Company's independent accountants the written disclosures required by Independence Standards Board No. 1 (Independence Discussions with Audit Committees) and discussed with them their independence from the Company and its management.

     The Audit Committee has also reviewed the services provided by the independent auditors (as disclosed above under the caption "Audit Fees") when considering their independence.

     Based upon the Audit Committee's discussion with management and the independent accountants and the Audit Committee's review of the representation of management and the report of the independent accountants to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2000, filed with the Securities and Exchange Commission.

     The Audit Committee of the Board of Directors is:

                          William R. Toller, Chairman
                                John R. Kennedy
                              Thomas F. McWilliams

                                   AUDIT FEES

     Following are the fees billed by PricewaterhouseCoopers LLP, the Company's independent accountants for 2000, for professional services rendered to the Company for 2000:

Audit Fees for the audit of the Corporation's consolidated
  financial statements for the year ended December 31, 2000
  and the year 2000 quarterly reviews.......................  $154,320
Financial Information Systems Design and Implementation
  Fees......................................................        --
All Other Fees..............................................   117,900
                                                              --------
          Total.............................................  $272,220
                                                              ========

                               PERFORMANCE GRAPH

     Set forth below is a graph comparing the total stockholder return on the Company's Common Stock, the Standard & Poor's 500 Composite Index, the Russell 2000 Index, the Dow Jones Industrials Index, and a group of the Company's current peers. The peer group consists of Brush Wellman, Inc., Mueller Industries, Inc., Olin Corporation, Wolverine Tube, Inc. and Maverick Tube, Inc. The graph illustrates total stockholder return for each of the five fiscal years ended December 31, 2000, and at February 28, 2001, of $100 invested at December 31, 1995, and assumes reinvestment of all dividends. The return of each company in the peer group has been weighted according to its respective market capitalization and information regarding the Company's share prices has been adjusted to give effect to the three-for-two stock split effective June 6, 1998.

                               TOTAL RETURN INDEX
[PERFORMANCE GRAPH]

                                      CHASE
                                   INDUSTRIES         S&P 500 COMP-                             DOW JONES          PEER GROUP
                                       INC                 LTD            RUSSELL 2000         INDUSTRIALS            INDEX
                                   ----------         -------------       ------------         -----------         ----------
Dec-95                               100.00              100.00              100.00              100.00              100.00
Dec-96                               157.42              122.95              116.49              128.91              107.46
Dec-97                               201.97              163.96              142.54              161.02              150.57
Dec-98                               124.01              210.81              138.97              190.27               93.17
Dec-99                                96.53              255.16              168.76              242.13              132.83
Dec-00                               124.01              231.93              163.66              230.86              125.12
Feb-01                               119.40              218.27              160.89              224.62              125.94

-------------------------------------------------------------------------------------------------------------------
                            Dec-95       Dec-96       Dec-97       Dec-98       Dec-99       Dec-00       Feb-01
-------------------------------------------------------------------------------------------------------------------
 Chase Industries Inc       100.00       157.42       201.97       124.01        96.53       124.01       119.40
 S&P 500 Comp-Ltd           100.00       122.95       163.96       210.81       255.16       231.93       218.27
 Russell 2000               100.00       116.49       142.54       138.97       168.76       163.66       160.89
 Dow Jones Industrials      100.00       128.91       161.02       190.27       242.13       230.86       224.62
 Peer Group Index           100.00       107.46       150.57        93.17       132.83       125.12       125.94

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     To the Company's knowledge, set forth below is certain information, as of the Record Date, regarding ownership of Common Stock by (i) each person who beneficially owns 5% or more of the Common Stock, (ii) each director and Named Executive Officer of the Company and (iii) all directors and executive officers of the Company as a group. To the Company's knowledge, each person holds sole voting and investment power over the shares shown unless otherwise indicated. All of the stock information set forth in the table below and related notes has been adjusted to reflect the three-for-two split of the Company's outstanding Common Stock effective June 6, 1998 (the "Stock Split").

                                                        AMOUNT AND                     PERCENT OF
                                                        NATURE OF      PERCENT OF     TOTAL COMMON
NAME                                                    OWNERSHIP       CLASS(1)        STOCK(2)
----                                                    ----------     ----------     ------------
Citigroup Inc. .......................................  7,292,945(3)      47.7%(4)        47.7%
  399 Park Avenue
  New York, New York 10043
Martin V. Alonzo......................................  1,617,783(5)      16.7%           10.2%
  c/o Chase Industries Inc.
  14212 County Road M-50
  Montpelier, Ohio 43543
FMR Corp..............................................    908,200(6)       9.9%            5.9%
  82 Devonshire Street
  Boston, Massachusetts 02109
Dimensional Fund Advisors Inc.........................    610,850(7)       6.7%            4.0%
  1299 Ocean Avenue, 11th Floor
  Santa Monica, CA 90401
Thomas F. McWilliams..................................     21,153(8)         *               *
Michael T. Segraves...................................     46,750(9)         *               *
Parry D. Katsafanas...................................     30,600(10)        *               *
John R. Kennedy.......................................     21,453(11)        *               *
Raymond E. Cartledge..................................     23,878(12)        *               *
Charles E. Corpening..................................     19,852(13)        *               *
William R. Toller.....................................     10,964(14)        *               *
John H. Steadman......................................     29,785(15)        *               *
Robert D. Kennedy.....................................      6,309(16)        *               *
All directors and executive officers as a group (10
  persons)............................................  1,828,527(17)     18.5%           11.4%

---------------

  *  Less than one percent

 (1) Based on 9,147,477 shares of Common Stock outstanding as of the Record
     Date.

 (2) Gives effect to 6,150,118 shares of Nonvoting Common Stock outstanding as of the Record Date. See Note (3) below.

 (3) Amount reported includes 6,150,118 shares of Nonvoting Common Stock held of record by Court Square Capital Limited ("CSCL"). Each share of Nonvoting Common Stock is convertible into one share of Common Stock at the option of the holder thereof. See "Quorum and Voting" above. Based on information set forth in the Schedule 13D, dated December 29, 2000 (the "Citigroup Schedule 13D"), filed with the SEC by Citigroup Inc., Citigroup Holdings Company, Citicorp, Citicorp Banking Corporation, CSCL and Chase Acquisition Corporation ("CAC"). The Citigroup Schedule 13D reflects that each of Citigroup Holdings Company, Citicorp, Citicorp Banking Corporation, CSCL and CAC has shared voting power and shared dispositive power for 1,139,827 shares of Common Stock and that Citigroup Inc. has shared voting power and shared dispositive power for 1,142,827 shares of Common Stock, in each case excluding the 6,150,118 shares of Nonvoting Common Stock held by CSCL.

 (4) Gives effect to 6,150,118 shares of Nonvoting Common Stock held by CSCL, which are not included for purposes of calculating the percentage ownership of any other stockholder. See Note (2) above. Without giving effect to the outstanding Nonvoting Common Stock held by CSCL such percentage would be 12.5%.

 (5) Excludes 37,500 shares of Common Stock held by Mr. Alonzo's wife, as to which Mr. Alonzo disclaims beneficial ownership. Includes 420,000 shares subject to stock options granted under the 1994 Incentive Plan and 115,154 shares subject to such options granted under the Executive Stock Option Plan, all of which currently are exercisable.

 (6) Based on information set forth in Amendment No. 2 to Schedule 13G dated February 14, 2001 (the "Fidelity Schedule 13G"), filed with the Securities and Exchange Commission (the "SEC") by FMR Corp., Edward C. Johnson 3d, and Abigail P. Johnson. The Fidelity Schedule 13G reflects that (i) Fidelity Management & Research Company ("Fidelity"), a wholly owned subsidiary of FMR Corp. ("FMR"), is the beneficial owner of 908,200 shares of Common Stock as a result of acting as investment advisor to the Fidelity Low-Priced Stock Fund (the "LP Fund"), an investment company registered under Section 8 of the Investment Company Act of 1940, (ii) the LP Fund holds all 908,200 shares of the Common Stock reported, (iii) Edward C. Johnson 3d, FMR (through its control of Fidelity), and the LP Fund each has sole power to dispose of the 908,200 shares owned by the LP Fund, and (iv) sole voting power of the shares reported resides with the LP Fund's board of trustees. Fidelity carries out the voting of the shares under written guidelines established by the LP Fund's boards of trustees.

 (7) Based on information set forth in Amendment No. 1 to Schedule 13G dated February 2, 2001 (the "DMF Schedule 13G"), filed with the SEC by Dimensional Fund Advisors Inc. ("DMF"). The DMF Schedule 13G reflects that DMF, an investment advisor registered under the Investment Advisors Act of 1940, serves as investment manager for certain other investment vehicles, including commingled group trusts (collectively, the "Portfolios") and, in its role as investment advisor and investment manager, possesses both voting and investment power over 610,850 shares of Common Stock, all of which are held by the Portfolios and beneficial ownership of which is disclaimed by DMF.

 (8) Consists solely of 13,653 shares subject to stock options granted under the Director Stock Option Plan and 7,500 shares subject to stock options granted under the 1994 Incentive Plan, all of which currently are exercisable. Excludes 223,045 shares of Common Stock held by a trust in which shares Mr. McWilliams has an indirect pecuniary interest but not a beneficial ownership interest under Rule 13d-3 of the Securities Exchange Act of 1934.

 (9) Includes 46,000 shares subject to stock options granted under the 1994 Incentive Plan that currently are exercisable.

(10) Consists solely of stock options granted under the 1994 Incentive Plan that currently are exercisable.

(11) Includes 12,453 shares subject to stock options granted under the Director Stock Option Plan and 7,500 shares subject to stock options granted under the 1994 Incentive Plan, all of which currently are exercisable.

(12) Includes 8,378 shares subject to stock options granted under the Director Stock Option Plan and 7,500 shares subject to stock options granted under the 1994 Incentive Plan, all of which currently are exercisable.

(13) Consists solely of 12,352 shares subject to stock options granted under the Director Stock Option Plan and 7,500 shares subject to stock options granted under the 1994 Incentive Plan, all of which currently are exercisable.

(14) Consists solely of 4,964 shares subject to stock options granted under the Director Stock Option Plan and 6,000 shares subject to stock options granted under the 1994 Incentive Plan, all of which currently are exercisable.

(15) Consists solely of 1,000 shares owned in joint tenancy with Mr. Steadman's wife and 10,000 shares subject to stock options granted under the 1994 Incentive Plan and 18,785 shares subject to stock options granted under the Executive Stock Option Plan, all of which options currently are exercisable.

(16) Includes 4,309 shares subject to stock options granted under the Director Stock Option Plan that currently are exercisable.

(17) Includes 732,648 shares subject to stock options that currently are exercisable or that are exercisable within 60 days of the Record Date.

                RECENT ACQUISITION PROPOSALS AND RELATED EVENTS

     On December 20, 2000, CVC transferred its 1,139,827 shares of Common Stock and 6,150,118 shares of Nonvoting Common Stock to CSCL, an affiliate of CVC. As a result, CSCL is the record owner of these shares, beneficial ownership of which is reported for Citigroup Inc. as reflected in the table in "Security Ownership of Certain Beneficial Owners and Management" above and note (3) thereto. However, based on information contained in the Citigroup Schedule 13D and the Schedule 13G dated February 13, 1998, as amended, filed with the SEC by Citigroup Inc., Citigroup Holdings Company, Citicorp, Citibank, N.A. and CVC, Citigroup Inc. had ultimate beneficial ownership of these shares both before and after the transfer. The Citigroup Schedule 13D states that CSCL paid $10.50 per share, subject to adjustment, for the shares acquired from CVC, but does not state, and the Company is not aware of, the source of consideration used by CSCL for its acquisition of these shares. The Citigroup Schedule 13D also states that CSCL and CAC have entered into a Contribution Agreement pursuant to which, subject to completion of the Tender Offer (discussed below) and expiration of applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, CSCL intends to contribute the shares of Common Stock and Nonvoting Common Stock held by it to CAC.

     On January 2, 2001, CAC, a subsidiary of CSCL, commenced an unsolicited tender offer (the "Tender Offer") for up to 15% of the Common Stock. A subcommittee of the Board of Directors, comprised of Messrs. Cartledge, John Kennedy, Robert Kennedy and Toller, reviewed CAC's Tender Offer with legal counsel and financial advisors and, based on its review, recommended that the Company's stockholders reject the Tender Offer and not tender their shares pursuant to the Tender Offer, citing inadequate price and contingencies as the primary basis. The Tender Offer expired on January 31, 2001, without any shares of Common Stock being purchased. Although the Company is not aware of any further plans or arrangements of CAC or CSCL to engage in actions or transactions which may at a subsequent date result in a change in control of the Company, the Citigroup 13G states that the purpose of the Tender Offer was to acquire control of the Company, and ultimately acquire the entire equity interest in the Company through a subsequent cash merger.

     During the pendency of the Tender Offer, the Company also received a written non-binding proposal from an investment grade corporate acquiror (the "Third Party Bidder") to acquire all the outstanding shares of Common Stock and Nonvoting Common Stock for a per share cash purchase price of (i) $11.00 plus
(ii) 75% of any net cash proceeds received (including any related tax benefits realized or reasonably expected to be realized) by the Company from its disposition of Leavitt Tube. This proposal was contingent on CVC/ CSCL committing their shares to the transaction and the sale of Leavitt Tube. The sale of Leavitt Tube was consummated March 30, 2001, at a cash purchase price of approximately $32 million, subject to the post closing adjustments, and the Company expects to realize cash proceeds of approximately $40 million from the sale after giving effect to the tax loss resulting from the sale. Based on these projections, the Subcommittee estimates that the aggregate value of the Leavitt Tube portion of the consideration payable to the Company's stockholders pursuant to the Third Party Bidder's proposal would amount to approximately $2.00 per share. However, during the pendency of the Tender Offer CVC and CSCL refused to support the Third Party Bidder's proposal.

     As previously announced, the Subcommittee will continue to evaluate any options that the Subcommittee believes are in the best interest of the Company and its stockholders, but there can be no assurance the Company will enter into a transaction with the Third Party Bidder or any other person.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Company and each of CVC and Mr. Alonzo are parties to a Registration Rights Agreement (the "Registration Rights Agreement") pursuant to which each of CVC and Mr. Alonzo are entitled to require the Company to file a registration statement under the Securities Act of 1933 ("Securities Act") covering the sale of some or all of the shares of Common Stock held by CVC and Mr. Alonzo, subject to certain conditions. Pursuant to the Registration Rights Agreement, the Company may be required to file on behalf of each of CSCL, as assignee of CVC, and Mr. Alonzo an unlimited number of registration statements on Form S-2 or Form S-3 under the Securities Act, when available. At any time that the Company is not eligible to use a Form S-2 or Form S-3 registration statement, CSCL (as assignee of CVC) and Mr. Alonzo also may require the Company to file a registration statement on their behalf on an appropriate registration form, provided that the Company will not be required to effect more than two such registrations on behalf of CSCL (as assignee of CVC) or one such registration on behalf of Mr. Alonzo during the term of the Registration Rights Agreement. All such demand registrations require that the registration statement relate to a minimum of, in the case of CSCL (as assignee of CVC), 5% of the outstanding Common Stock or, in the case of Mr. Alonzo, 2% of the outstanding Common Stock. In addition, in the event the Company proposes to register any of its shares of Common Stock under the Securities Act, CSCL (as assignee of CVC) and Mr. Alonzo will be entitled to require the Company to include all or a portion of their shares in such registration, subject to certain conditions. Each demand registration pursuant to the Registration Rights Agreement must be at least 180 days apart.

     Generally, all fees, costs and expenses of any registration under the Registration Rights Agreement will be borne by the Company, provided that CSCL (as assignee of CVC) and Mr. Alonzo will be required to bear their respective pro rata share of underwriting discounts and commissions. CSCL (as assignee of CVC) and Mr. Alonzo may assign their respective rights under the Registration Rights Agreement to persons to whom they transfer or otherwise assign shares of the Common Stock that they hold, provided that the shares transferred or assigned to that person represent five percent or more of the outstanding Common Stock on a fully-diluted basis at the time of transfer.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Based solely on a review of the copies of Forms 3, 4, and 5 required to be filed with the Securities and Exchange Commission pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and written representations from the Company's executive officers and directors, the Company believes that all persons who were subject to Section 16(a) of the Exchange Act during 1999 complied with the filing requirements thereof other than: (i) Mr. Cartledge, who failed to timely report one purchase of Common Stock and reported that transaction on a Form 5 that was filed late, and (ii) Mr. Segraves, who filed one Form 5 late to report one grant of stock options.

                                  PROPOSAL 2.

                            RATIFICATION OF AUDITORS

     The Board of Directors has selected PricewaterhouseCoopers LLP as the auditors of the Company for the current fiscal year. Coopers & Lybrand L.L.P., predecessor company of PricewaterhouseCoopers LLP, and PricewaterhouseCoopers LLP have audited the Company's financial statements since the Company was formed in 1990. The Company expects that representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting to respond to appropriate questions and will have an opportunity to make a statement if they desire to do so.

     Stockholder ratification of the selection of PricewaterhouseCoopers LLP as the auditors of the Company is not required by the Company's bylaws or otherwise. However, the Board of Directors is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board of Directors will reconsider whether or not to retain the firm. Even if the selection is ratified, the Audit Committee and the Board of Directors in their discretion may direct the appointment of a different independent accounting firm at any time during the year if they determine that a change would be in the best interest of the Company and its stockholders.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS OF THE COMPANY VOTE FOR THE RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY'S AUDITORS FOR 2001.

                                 OTHER BUSINESS

     Management knows of no other matters that will come before the Annual Meeting. However, if other matters do properly come before the Annual Meeting, the Proxy holders will vote in accordance with their best judgment.

                 STOCKHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

     To qualify for inclusion in the proxy statement and form of proxy relating to the 2001 annual meeting of stockholders, pursuant to Rule 14a-8 of the Exchange Act a proposal intended by a stockholder for presentation at that meeting must be received by the Company at its principal executive offices on or before December 7, 2001. In addition, in accordance with the Bylaws of the Company, any stockholder entitled to vote at the Company's 2002 annual meeting of stockholders may nominate a person or persons for election as a director of the Company or propose business (other than proposals to be included in the Company's proxy statement and proxy as discussed in the preceding sentence) to be included in the agenda of, and properly proposed for action at, the 2002 annual meeting only if written notice of such stockholder's intent is given to the Secretary of the Company in accordance with the requirements of the Company's Bylaws. Such proposals must be submitted in writing and addressed to the attention of the Secretary of the Company, 14212 County Rd., M-50, Montpelier, Ohio 43543. Stockholders of the Company who intend to nominate candidates for election as a director or to bring business before the meeting must also comply with the applicable procedures set forth in the Company's Bylaws.

                                    GENERAL

     Solicitation of Proxies may be made by mail, personal interview, telephone, or telegraph by officers, directors, and regular employees of the Company. The Company also may request banking institutions, brokerage firms, custodians, nominees, and fiduciaries to forward solicitation material to the beneficial owners of the Common Stock that those companies or persons hold of record, and the Company will reimburse the forwarding expenses. The Company will bear all costs of solicitation.

     The Company's Annual Report to Stockholders for the year ended December 31, 2000, and the Company's Form 10-K for the year ended December 31, 2000, are being sent to stockholders with this Proxy Statement and do not form any part of the material for the solicitation of proxies.

     A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS INCLUDED AS PART OF THE COMPANY'S ANNUAL REPORT TO STOCKHOLDERS WHICH ACCOMPANIED THIS PROXY STATEMENT. ADDITIONAL COPIES OF THE FORM 10-K WILL BE SENT TO ANY STOCKHOLDER WITHOUT CHARGE UPON WRITTEN REQUEST ADDRESSED TO MICHAEL T. SEGRAVES, SECRETARY, AT THE OFFICES OF THE COMPANY, 14212 COUNTY ROAD M-50, MONTPELIER, OHIO 43543.

     IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO COMPLETE, SIGN AND RETURN THE PROXY IN THE ENCLOSED POSTAGE-PAID, ADDRESSED ENVELOPE.

                                            By Order of the Board of Directors,

                                            /s/ Michael T. Segraves
                                            MICHAEL T. SEGRAVES
                                            Secretary

Montpelier, Ohio
April 6, 2001

                                                                      APPENDIX A

                             CHASE INDUSTRIES INC.

                            AUDIT COMMITTEE CHARTER

     This Audit Committee Charter (the "Charter") governs the activities of the Audit Committee of the board of directors (the "Board") of Chase Industries Inc. (the "Company").

I. AUDIT COMMITTEE PURPOSE.

     The Audit Committee is appointed by the Board to assist the Board in providing oversight on matters relating to (1) the Company's financial statements and financial reporting process, the Company's accounting systems and internal controls and the independent audit of the Company's financial statements, (2) compliance by the Company with legal and regulatory requirements and policies established by the Board or management, (3) the independence and performance of the Company's external auditors and (4) other matters as the Board or the Audit Committee from time to time deems appropriate.

II. AUDIT COMMITTEE COMPOSITION AND MEETINGS.

     The Audit Committee shall consist of at least three members of the Board who satisfy the qualifications and requirements established by the New York Stock Exchange (the "NYSE"), as in effect and interpreted by the NYSE from time to time. If an Audit Committee Chairman is not designated by the Board or present at a meeting of the Audit Committee, the members of the Audit Committee may designate a Chairman by majority vote of the Audit Committee membership or, for purposes of designating a Chairman to act at any meeting of the Audit Committee, by a majority vote of the Audit Committee membership present at such meeting.

     The Audit Committee should hold at least one regularly scheduled meeting each year and as many additional special meetings as the Chairman of the Audit Committee may deem necessary for the Audit Committee to carry out its responsibilities.

     The Audit Committee shall, from time to time as deemed necessary by the Chairman of the Audit Committee, meet privately and separately with each of (1) the controller or chief financial officer, (2) the independent auditor at least annually and (3) with respect to litigation and legal and regulatory compliance, outside legal counsel of the Company.

     The Audit Committee may request any officer or employee of the Company or the Company's outside legal counsel or independent auditor to attend a meeting of the Audit Committee or to meet with any members of, or consultants to, the Audit Committee.

III. AUDIT COMMITTEE RESPONSIBILITIES.

     The following functions shall be the common recurring activities of the Audit Committee in carrying out its oversight responsibilities as described in item I above. These functions are set forth as guidelines with the understanding that the Audit Committee may diverge from these guidelines as determined necessary and appropriate by the Audit Committee in its business judgment. In this context, the Audit Committee shall:

  Independent Auditors

          1. Recommend to the Board the appointment of the independent auditor, which firm is ultimately accountable to the Audit Committee and the Board. The Audit Committee and the Board have the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the independent auditor (or to nominate the independent auditor to be proposed for stockholder approval in any proxy statement).

          2. Review and discuss at least annually with the independent auditors their independence with respect to the Company as required by Independence Standards Board Standard No. 1. In performing this responsibility, the Audit Committee shall (a) ensure that the independent auditor provides annually to the Audit Committee a formal written statement delineating all relationships between the independent auditor and the Company, (b) actively engage in a dialogue with the independent auditor with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent auditor and (c) if so determined necessary or appropriate by the Audit Committee, recommend that the Board take appropriate action to satisfy itself of the independence of the auditor.

          3. Meet with the independent auditor prior to the commencement of each annual audit to review the scope, planning and staffing of the audit.

          4. Approve the fees to be paid to the independent auditor.

  Review Procedures

          5. Review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

          6. Upon completion of each annual audit, review with management and the independent auditors results of the audit, including conclusions, findings and recommendations and related management responses.

          7. Direct the independent auditors to (a) review and discuss with management, prior to public release or disclosure of earnings, the Company's annual and quarterly financial results and, prior to filing with the Securities and Exchange Commission ("SEC") in the Company's quarterly report on Form 10-Q or annual report on Form 10-K, as applicable, the Company's annual and quarterly financial statements, and (b) report to the Chairman or other designated member of the Audit Committee any material issues raised by the independent auditor that are not resolved to the satisfaction of the independent auditor and all other matters that may be required to be communicated by Statement on Accounting Standards No. 90.

          8. Prior to filing with the SEC in the Company's annual report on Form 10-K, review and discuss with management and the independent auditors the annual audited financial statements, including the matters required to be communicated by the independent auditors in accordance with Statement on Auditing Standards No. 61. The Audit Committee shall report to the Board and to the stockholders whether, based on such reviews and discussions, the Audit Committee recommends to the Board that the most recent year's audited financial statements be included in the Company's Form 10-K to be filed with the SEC.

          9. Review major changes to the Company's auditing and accounting principles and practices as suggested by the independent auditor or management.

          10. In consultation with management, review the budget, plan, changes in plan and objectives of the internal audit activities.

          11. Review reports prepared with respect to the internal audit activities, together with management's response and follow-up to these reports.

  Other Matters

          12. Prepare, or cause to be prepared and review (prior to inclusion in the Company's annual proxy statement), the report required by the rules of the SEC to be included in the Company's annual proxy statement.

          13. Review with the Company's outside legal counsel, from time to time as deemed necessary by the Chairman of the Audit Committee, (a) legal matters that may have a material impact on the Company's financial statements, (b) the Company's compliance with legal and regulatory requirements and policies established by the Board or management and (c) any material reports or inquiries received from regulators or governmental agencies.

          14. Maintain minutes of meetings and periodically report to the Board on the Audit Committee's activities and significant results of the foregoing activities.

          15. Perform any other activities consistent with this Charter, the Company's Bylaws and governing law as the Audit Committee or the Board determines necessary and appropriate in their respective business judgment.

     The Audit Committee may cause an investigation to be made into any matter within the scope of its responsibilities. The Audit Committee shall have the authority to retain special legal, accounting or other consultants to advise the Audit Committee or assist in its investigations as it deems necessary or appropriate.

     While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditor. Nor is it the duty of the Audit Committee to conduct investigations, to resolve disagreements, if any, between management and the independent auditor or to assure compliance with laws and regulations and the Company's Code of Conduct.

PROXY                         CHASE INDUSTRIES INC.
PROXY
               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

     The undersigned hereby appoint(s) Raymond E. Cartledge, John R. Kennedy, Robert D. Kennedy and William R. Toller, or any of them, lawful attorneys and proxies of the undersigned with full power of substitution, for and in the name place and stead of the undersigned to attend the Annual Meeting of Stockholders of Chase Industries Inc. (the "Company") to be held at the offices of Fulbright & Jaworski L.L.P., 666 5th Avenue, 31st Floor, Room GH, New York, New York, on Wednesday, May 2, 2001, at 10:00 a.m., EDT, and any adjournment(s) or postponement(s) thereof, with all powers the undersigned would possess if personally present and to vote the number of votes the undersigned would be entitled to vote if personally present.

                        (to be signed on the other side)

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                             *FOLD AND DETACH HERE*

THIS PROXY WHEN PROPERLY EXECUTED WILL BE                   Please mark |X|
VOTED IN THE MANNER DESCRIBED HEREIN BY THE                 your votes as
UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS                 indicated in
MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1              this example
AND 2.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1 AND 2.

PROPOSAL 1 - THE ELECTION OF DIRECTORS

          FOR all nominees                 WITHHOLD
          listed to the right              AUTHORITY
          (except as marked         to vote for all nominees
          to the contrary)           listed to the right

                [ ]                           [ ]

Nominees: Martin V. Alonzo, Raymond E. Cartledge, Charles E. Corpening, John R.
Kennedy, Robert D. Kennedy, Thomas F. McWilliams and William R. Toller

Instruction: To withhold authority to vote for any individual nominee, write that nominee's name here:

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PROPOSAL 2 - RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERSLLP AS
             THE INDEPENDENT AUDITORS OF THE COMPANY FOR 2001.

FOR          AGAINST         ABSTAIN

[ ]            [ ]             [ ]

The undersigned hereby revokes any proxies hereto-fore given to vote upon or act with respect to such shares and hereby ratifies and confirms all that said attorneys, proxies, the substitutes or any of them may lawfully do by virtue hereof.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY,  USING THE
ENCLOSED ENVELOPE. THANK YOU.

Date Signed:
            -------------------------------------

-------------------------------------------------
                  Signature(s):

NOTE: Please sign exactly as your name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or corporation, please sign in full corporate name by president or other autho-rized person. If a partnership, please sign in partnership name by authorized person.

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                             *FOLD AND DETACH HERE*